IDX ADVISORS, LLC

CODE OF ETHICS

April 2024

CODE OF ETHICS

Under Rule 204A-1 of the Investment Advisers Act of 1940, IDX is required to establish, maintain and enforce written procedures reasonably designed to prevent its employees from violating provisions of the Act with respect to personal securities trading and fiduciary obligations. The Code of Ethics (“Code”) should:

•	Set forth standards of conduct expected of all supervised persons (including compliance with federal securities laws);
•	Safeguard material non-public information about client transactions; and
•	Require “access persons” to report their personal securities transactions. In addition, the activities of an investment adviser and its personnel must comply with the broad antifraud provisions of Section 206 of the Advisers Act.

Introduction

As an investment advisory firm, IDX has an overarching fiduciary duty to its clients. They deserve its undivided loyalty and effort, and their interests come first. IDX has an obligation to uphold that fiduciary duty and see that its personnel do not take inappropriate advantage of their positions and the access to information that comes with their positions.

IDX holds its supervised persons accountable for adhering to and advocating the following general standards to the best of their knowledge and ability:

•	Always place the interest of the clients first and never benefit at the expense of advisory clients;
•	Always act in an honest and ethical manner, including in connection with the handling and avoidance of actual or potential conflicts of interest between personal and professional relationships;
•	Always maintain the confidentiality of information concerning the identity of security holdings and financial circumstances of clients;
•	Fully comply with applicable laws, rules and regulations of federal, state and local governments and other applicable regulatory agencies; and
•	Proactively promote ethical and honest behavior with IDX including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code of Ethics.

Failure to comply with IDX’s Code of Ethics may result in disciplinary action, up to and including termination of employment.

Definitions

“Access Person” includes any supervised person who has access to non-public information regarding any client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any client account or any fund the adviser or its control affiliates manage, or is involved in making securities recommendations to clients, or has access to such recommendations that are non-public. All the firm’s directors, officers, and partners are presumed to be access persons.

For purposes of personal securities reporting, the Adviser considers the access persons defined above to also include the person’s immediate family (including any relative by blood or marriage living in the supervised or access person’s household) and any account in which he or she has a direct or indirect beneficial interest (such as a trust).

“Advisers Act” means Investment Advisers Act of 1940.

“Adviser” means IDX Advisors, LLC.

“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934: a direct or indirect “pecuniary interest” that is held or shared by a person directly or indirectly in a security, through any contract, arrangement, understanding, relationship or otherwise, which offers the opportunity to directly or indirectly profit or share in any profit from a transaction. An access person is presumed to have beneficial ownership of any family member’s account.

“CCO” means Chief Compliance Officer per rule 206(4)-7 of the Investment Advisers Act of 1940.

For the purposes of this Code of Ethics, a “Conflict of Interest” will be deemed to be present when an individual’s private interest interferes in any way, or even appears to interfere, with the interests of the adviser as a whole.

“Initial Coin Offering” or “ICO”, which may also be referred to as a “token” offering, is similar to an IPO and used to raise capital, often providing the buyer certain rights once issued.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

“Investment personnel” means any employee of the adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for clients.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder“

"Reportable security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing, except:

•	Direct obligations of the Government of the United States;
•	Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end mutual funds;
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds.

Exchange-traded Products, (ETPs) including exchange-traded notes, (ETNs), exchange-traded funds, (ETFs), closed-end funds, and exchange-traded derivative contracts are considered reportable securities under the Code. In addition, any digital assets that were sold in Initial Coin Offerings (ICOs), including cryptocurrency tokens, are reportable securities. If there is any question by an access person as to whether a security is reportable under this Code, they should consult with the Chief Compliance Officer (CCO) for clarification on the issue before entering any trade for their personal account.

“Supervised Persons” means directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions); employees of the adviser; and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

Compliance Procedures

Compliance with Laws and Regulations

Supervised persons of IDX must comply with applicable state and federal securities laws. Specifically, supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•	To defraud such client in any manner;
•	To mislead such client, including making any statement that omits material facts;
•	To engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon such client;
•	To engage in any manipulative practice with respect to such client;
•	To engage in any manipulative practice with respect to securities, including price manipulation.

Insider Trading

The Insider Trading and Securities Fraud Enforcement Act of 1988 (the “Act”) expressly requires every financial institution to establish, maintain, and enforce written policies and procedures that are “reasonably designed” to prevent and detect insider trading abuses, including the misuse of inside information by its employees. Adviser’s policy and the Act prohibit employees from effecting transactions in the securities of issuers about which they are in possession of material, non-public information. Similarly, they are prohibited from disclosing that information to others. The prohibition against insider trading applies not only to the security to which the inside information directly relates, but also to related securities, such as options or convertible securities.

Identification of Insider Information

Every employee of Adviser must be able to determine if information is material and/or non-public. This determination may be made by asking the following two questions:

•	Is the information material? Would an investor consider this information important in making an investment decision? Would disclosure of this information substantially affect the market price of the security?
•	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace through publication in any magazine or newspaper of general circulation, or through some other media available to the public?

If, after considering the above, an employee believes that the information may be material and/or non-public, he/she should:

•	Report the matter promptly to the CCO, disclosing all information which the employee believes may be relevant on the issue of whether the information is material and non- public.
•	Refrain from purchasing or selling any security about which such information has been received. This prohibition applies to the employee’s personal securities account(s), any account(s) in which he/she may have a beneficial interest, and any client account managed by Adviser.
•	Not communicate the information to anyone outside the firm or within the firm, other than Adviser’s CCO.

After reviewing the information, the CCO will determine whether such information is material and non-public and will advise the employee accordingly of the appropriate course of action.

Prevention of Insider Trading

•	Every new employee of Adviser will be provided with a copy of these procedures regarding insider trading, receipt and understanding of which will be acknowledged.
•	The CCO will, on an annual basis, provide employees with a copy of these procedures regarding insider trading with the opportunity to discuss any related questions they may have. Employees are required to acknowledge receipt of such.
•	The CCO will enforce the applicable Personal Securities Trading Restrictions provided in the Code of Ethics.
•	The CCO will resolve issues of whether information received by an employee of Adviser is material and non-public. The CCO will prepare and maintain a memo detailing the type of information received and the determination of its materiality.
•	If it has been determined that an employee of Adviser has received material non-public information, the CCO will (i) implement measures to prevent dissemination of such information, (ii) place such security on Adviser’s restricted trading list, and (iii) immediately advise all employees of the inclusion of the security on the restricted list. A copy of any restricted trading list will be maintained by the CCO.

Steps to Detect Insider Trading

•	The CCO will review personal securities transactions by employees to confirm that such activities are in compliance with the applicable Personal Securities Trading Restrictions provided in the Code of Ethics.
•	The CCO will review suspect trading activities in any client accounts handled by Adviser’s access persons.

•	The CCO will conduct such investigation, as necessary, when the CCO has reason to believe that any employee of Adviser has received and acted (traded) on inside information or has disseminated such information to other persons.

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all the penalties below even if he/she does not personally benefit from the violation.

Prohibited and Limited Activities

Conflicts of Interest

IDX has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. A conflict of interest may arise if a person’s personal interest interferes, or appears to interfere, with the interests of IDX or its clients. A conflict of interest can arise whenever a person takes action or has an interest that makes it difficult for him or her to perform his or her duties and responsibilities for IDX honestly, objectively, and effectively.

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, listed below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:

•	Access persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). This kind of favoritism would constitute a breach of fiduciary duty;
•	Access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Access persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Charitable Contributions

Supervised persons are prohibited from considering the adviser’s current or anticipated business relationships as a factor in soliciting political or charitable donations.

Confidentiality

Supervised persons shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information, except when they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the course of their work for their personal advantage. Supervised persons must keep information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the firm.

Pre-Clearance Requirements

Initial Public Offerings (IPOs)

No access person may acquire, directly or indirectly, beneficial ownership in any securities in an Initial Public Offering without first obtaining the prior approval of the CCO.

Limited or Private Offerings

No access person may acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering without first obtaining the prior approval of the CCO.

Reportable Securities

No access person may acquire, directly or indirectly, beneficial ownership in any Reportable Securities without first obtaining the prior approval of the CCO.

Pre-Clearance Procedures

For any activity where it is indicated in the Code of Ethics that pre-clearance is required, the following procedure must be followed:

•	Pre-clearance requests must be submitted by the requesting supervised person to the CCO in writing. The request must describe in detail what is being requested and any relevant information about the proposed activity;
•	The CCO will respond in writing to the request as quickly as is practical, either giving an approval or declination of the request, or requesting additional information for clarification;
•	Pre-clearance authorizations expire 24 hours after the approval, unless otherwise noted by the CCO on the written authorization response;
•	Records of pre-clearance requests and responses will be maintained by the CCO for monitoring purposes and ensuring the Code of Ethics is followed.

Personal Securities Reporting and Monitoring

Holdings Reports (see the Sample)

Every access person shall, no later than ten (10) days after the person becomes an access person and annually thereafter, file a holdings report containing the following information for any Reportable Securities:

•	The title, exchange ticker symbol or CUSIP number (when available), type of security, number of shares and principal amount of each Reportable Security in which the access person has any direct or indirect beneficial ownership when the person becomes an access person;
•	The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person;

•	The date that the report was submitted by the access person.

Transaction Reports (see the Sample)

Every access person shall, no later than thirty (30) days after the end of calendar quarter, file transaction reports containing the following information:

•	For each transaction involving a Reportable Security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial interest, the access person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number (when available), type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;
•	The nature of the transaction (e.g., purchase, sale);
•	The price of the security at which the transaction was effected;
•	The name of any broker, dealer or bank with or through the transaction was effected;
•	The date that the report was submitted by the access person.

Access persons may use duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that the required information is contained in those confirmations and statements.

Report Confidentiality

Holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.

Exceptions to Reporting Requirements

Access persons do not need to submit:

•	Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;
•	A transaction report with respect to transactions effected pursuant to an automatic investment plan, which includes dividend reinvestment plans;
•	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the firm holds in its records so long as it receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Review of Personal Securities

IDX is required by the Advisers Act and applicable state law to review access persons’ initial holdings report and to do so annually thereafter. Transactions reports are reviewed at least quarterly. The CCO is responsible for reviewing these transactions and holdings reports. The CCO’s personal securities transactions and reports shall be reviewed by designated firm personnel (see Exhibit 1).

Certification of Compliance

Initial Certification

The firm is required to provide supervised persons with a copy of this Code. Supervised persons are to certify in writing via an attestation statement (see Sample) that they have: (a) received a copy of this Code; (b) read and understand all provisions of this Code; and (c) agreed to comply with the terms of this Code.

Acknowledgement of Amendments

The firm must provide supervised persons with any amendments to this Code and supervised persons must submit a written acknowledgement that they have received, read, and understood the amendments to this Code.

Annual Certification

Supervised persons must annually certify via an attestation statement that they have read, understood, and complied with this Code of Ethics and that the supervised person has made the reports required by this code and has not engaged in any prohibited conduct.

The CCO shall maintain records of these certifications of compliance. A template for IDX’s supervised person’s attestation statement is included as a Sample.

Reporting Violations and Whistleblower Provisions

Supervised persons must report violations of the firm’s Code of Ethics in accordance with the firm’s reporting and whistleblower policy.

Compliance Officer Duties

Training and Education

CCO shall be responsible for training and educating supervised persons regarding this Code. Training will occur periodically as needed and supervised persons are required to attend any training sessions or read any applicable materials.

Recordkeeping

CCO shall ensure that IDX maintains the following records in a readily accessible place:

•	A copy of each Code of Ethics that has been in effect at any time during the past five years;
•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
•	A record of written acknowledgements and/or attestation statements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person. These records must be kept for five years after the individual ceases to be a supervised person of the firm;
•	Holdings and transactions reports made pursuant to the code, including any brokerage confirmation and account statements made in lieu of these reports;

•	A list of the names of persons who are currently, or within the past five years were, access and/or supervised persons;
•	A record of any decision and supporting reasons for approving the acquisition of applicable securities by access or supervised persons for at least five years after the end of the fiscal year in which approval was granted;
•	A record of any decisions that grant employees or access or supervised persons a waiver from or exception to the Code.

Annual Review

CCO shall review at least annually the adequacy of this Code of Ethics and the effectiveness of its implementation and make any changes needed.

Sanctions

Any violations discovered by or reported to the CCO shall be reviewed and investigated promptly and reported through the CCO to the Supervisor or other firm principal. Such report shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO. Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Upon recommendation of the CCO, the Supervisor may impose such sanctions for violation of this Code of Ethics as it deems appropriate, including, but not limited to:

•	Letter of censure;
•	Suspension or termination of employment;
•	Reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit;
•	In serious cases, referral to law enforcement or regulatory authorities.